SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                              1934 (Amendment No. )

               Filed by the Registrant |X|
               Filed by a Party other than the Registrant |_|
               Check the appropriate box:
               |_| Preliminary Proxy Statement
               |_| Confidential, for Use of the Commission Only
                   (as permitted by Rule 14a-6(e)(2))
               |X| Definitive Proxy Statement
               |_| Definitive Additional Materials
               |_| Soliciting Material Pursuant to ss.240.14a-11(c) or
                   ss.240.14a-12

                          Ethan Allen Interiors Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
   |_| $125 per Exchange Act Rules 0-11(c) (1) (ii),  14a-6(i) (1), 14a-6(i) (2)
       or Item 22(a)(2) of Schedule 14A.
   |_| $500 per each party to the  controversy  pursuant  to  Exchange  Act Rule
       14a-6(i) (3).
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

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     |_|  Check box if any part of the fee is offset as provided by Exchange Act
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

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                                                              September 27, 1996

Dear Shareholder:

    You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Ethan Allen Interiors Inc. This meeting will be held at Ethan Allen's World Headquarters at Ethan Allen Drive, Danbury, Connecticut at 9:30 A.M. local time, on Monday, November 4, 1996.

    You will find information about the meeting in the enclosed Notice and Proxy Statement.

    Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course be entitled to vote in person.

                                    Sincerely,

                                /s/ Farooq Kathwari

                                    M. FAROOQ KATHWARI
                                    Chairman of the Board,
                                      Chief Executive Officer and
                                    President

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811
                            ------------------------
                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

TO THE SHAREHOLDERS OF
  ETHAN ALLEN INTERIORS INC.

    The annual meeting of the shareholders of Ethan Allen Interiors Inc. will be held at the office of the Corporation at the Ethan Allen World Headquarters at Ethan Allen Drive, Danbury, Connecticut 06811 on Monday, November 4, 1996 at 9:30 A.M., local time, for the purpose of considering and acting upon the following:

        1. The election of directors;

        2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the 1997 fiscal year;

        3. Approval of an Amendment to the 1992 Stock Option Plan to increase by 600,000 the authorized shares reserved for use in connection with the Stock Option Plan;

        4. Such other business as may properly come before the meeting.

    The Board of Directors has fixed September 20, 1996 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Shareholders are requested to mark, sign, date and return the enclosed proxy card. An envelope is provided requiring no postage for mailing in the United States. Your prompt response will be appreciated.

                                          ROXANNE KHAZARIAN
                                          Secretary

September 27, 1996
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811
                              -------------------
                                PROXY STATEMENT

    The Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Ethan Allen Interiors Inc., a Delaware corporation ("Company"), of proxies for use at the 1996 Annual Meeting of Shareholders of the Company to be held on November 4, 1996 and any adjournment thereof (the "Annual Meeting"). The Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about September 27, 1996.

                   VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

    The Board of Directors has fixed the close of business on September 20, 1996 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 14,373,455 shares of common stock, par value $.01 per share (the "Common Stock"). The holders of Common Stock are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

PROXIES

    M. Farooq Kathwari, Horace G. McDonell and Edward H. Meyer, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each properly executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

    The Holders of at least one third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote thereon is required to elect directors, ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's consolidated financial statements for the fiscal year ending June 30, 1997, and amend the 1992 Stock Option Plan.

    The election inspectors appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors is presently composed of seven members. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The terms of the Directors in one class, which is composed of three of the Directors, expire as of the Annual Meeting.

    Three Directors, Steven A. Galef, M. Farooq Kathwari and Horace G. McDonell, are nominated for election at the Annual Meeting to terms as Directors for three years. If for any reason the nominees become unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee. It is not anticipated that the nominees will be unavailable for election.

    The following sets forth information as to the nominee for election at the Annual Meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of the Company.

NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1999

    STEVEN A. GALEF, 56, was elected as a director of Ethan Allen on April 25, 1995. He has been associated with the New York City law firm of Wormser, Kiely, Galef & Jacobs since 1965 and was made a partner in 1973. Wormser, Kiely, Galef & Jacobs provides certain legal services for Ethan Allen. See "Certain Transactions." He has been a director of Costa Cruise Lines N.V. since 1980 and of Costa International B.V. since 1984. Mr. Galef has served as Vice-President and Secretary of SCI Real Estate Inc. since 1984. Mr. Galef is also President and director of S.A.R.L. de Gestion Pierre Cardin and President and Director of Maxim's New York Restaurant Inc. In addition, he is an officer and director of the Seafood Barge in Southhold, New York and he has served as Chairman of the Board of the Westchester County Medical Society. He is a member of the Compensation Committee.

    M. FAROOQ KATHWARI, 52, was elected as a director of Ethan Allen in 1981, was appointed President and Chief Operating Officer in 1985 and was appointed to the additional position of Chairman and Chief Executive Officer of the Company and Ethan Allen in September 1988. In 1973, Mr. Kathwari formed a joint venture company called KEA International Inc. with Ethan Allen to develop home furnishings product programs such as lighting, floor coverings, decorative accessories and other related programs. In 1980, KEA International Inc. merged with Ethan Allen and Mr. Kathwari joined Ethan Allen as a Vice President responsible for merchandising and international operations. He was promoted to Senior Vice President in 1981, to Executive Vice President in 1983, and to President in 1985. From 1968 to 1973 he was Vice President of Rothschild, Inc. Mr. Kathwari is currently a director of the American Furniture Manufacturers Association.

    HORACE G. MCDONELL, 67, was elected as a director of the Company on May 30, 1991. He retired as Chairman and Chief Executive Officer of the Perkin-Elmer Corporation in November 1990. Mr. McDonell served in a number of marketing and executive positions in that company. He was elected President in 1980, Chief Executive Officer in 1984, and Chairman in 1985. He is a past Chairman of the American Electronics Association and a past director of Danbury Health Systems. He presently serves as a director of Hubbell Inc. He is Chairman of the Audit Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 1998

    CLINTON A. CLARK, 54, was elected as a director of the Company on June 30, 1989. He was Chairman, President and Chief Executive Officer of Long John Silver's Restaurants, Inc. from 1990 through September 30, 1993. He is President and sole stockholder of Ironwood Equity Inc., a private investment company, since he founded the company in 1990. He has been the President and sole stockholder of CAC Investments, Inc., a private investment company, since he founded the company in January 1986. Prior to founding CAC Investments, Inc., Mr. Clark was President and Chief Executive Officer of The Children's Place, a retail chain selling childrens' apparel, which he founded in 1968. He is a director of Silver Diner Development Inc., and Kerkendall, Krouse and Clark, Inc. He is a member of the Audit Committee.

    KRISTIN GAMBLE, 50, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., which is an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984 and prior to that held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 10, 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Audit Committee and the Compensation Committee.

    EDWARD H. MEYER, 69, was elected as a director of the Company on May 30, 1991. He is President, Chairman of the Board, and Chief Executive Officer of Grey Advertising Inc. Mr. Meyer joined Grey in 1956 and in 1964 was appointed Executive Vice President for Account Services. He was elected President in 1968 and Chief Executive Officer and Chairman of Grey in 1970. Grey performs advertising services for Ethan Allen. See "Certain Transactions". Mr. Meyer is a Director of a number of outside business and financial organizations, including The May Department Stores Company, Bowne & Co., Inc., Harman International Industries, Inc. and 35 mutual funds advised by Merrill Lynch Asset Management, Inc. He is chairman of the Compensation Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 1997

    WILLIAM W. SPRAGUE, 38, was initially elected as a director of the Company on June 30, 1989. He was previously designated as a Preferred Stock Director of the Company until the Company redeemed its Preferred Stock. In February 1996, Mr. Sprague founded Crest International Holdings, LLC, a private investment firm focusing on the media and telecommunications industries. Prior to that, he was a managing Director of Smith Barney Inc. from 1991, and a Vice President since April 1989. Prior to April 1989, Mr. Sprague was a Vice President of Kidder, Peabody & Co., Incorporated, which he joined in September 1984. Mr. Sprague is also a Director of CS Wireless Systems, Inc. and several other private businesses. He is a member of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal year 1996, there were four regularly scheduled meetings of the Board of Directors. Average attendance at the aggregate number of Board and Committee meetings was 96% in 1996 and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served.

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Committee memberships of each nominee and continuing director are set forth in their biographical information above.

AUDIT COMMITTEE

    The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee reviews internal auditing and internal controls. No member of the Audit Committee may be an employee of the Company or of Ethan Allen Inc. The Audit Committee held five meetings during fiscal 1996.

COMPENSATION COMMITTEE

    The duties of the Compensation Committee are to (i) review and make determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer and (ii) consider and accept, modify or reject the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. No member of the Compensation Committee may be an employee of the Company or of Ethan Allen Inc. The Compensation Committee held one meeting in fiscal 1996.

DIRECTOR COMPENSATION

    For Fiscal Year 1996, all independent directors (meaning directors who are not executives or employees of the Company or associated with any "interested person" as referred to in Article Fifth of the Certificate of Incorporation) received $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director received an additional $6,000 per annum. Each independent director received $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors are eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan and pursuant to such plan were awarded options in fiscal 1996 to purchase 1,500 shares of Common Stock.

    For fiscal year 1997, all independent directors will receive $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director will receive an additional $6,000 per annum. Each independent director will receive $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors is not held. In addition, independent directors will be eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan.

CERTAIN TRANSACTIONS

    Kristin Gamble and Edward Meyer served as members of the Compensation Committee of the Board of Directors of the Company for fiscal year 1996. Clinton Clark, Kristin Gamble, Horace G. McDonell and William W. Sprague served as members of the Audit Committee of the Board of Directors of the Company for fiscal year 1996. Mr. Meyer is Chairman and President of Grey Advertising, which received approximately $540,000 in fees for the performance of advertising services for Ethan Allen in fiscal 1996. Mr. Galef is a partner in Wormser, Kiely, Galef & Jacobs which billed Ethan Allen in an amount of approximately $1,773.50 for legal services performed in fiscal 1996.

    Each of the directors of the Company have entered into indemnification agreements with the Company in such a capacity.

EXECUTIVE OFFICERS

    Set forth below is a description of the business experience of each executive officer, other than Mr. Kathwari of the Company:

    BARBARA MCGILL, 49, was appointed Vice President-Retail Division in 1994 and made Vice President, General Manager of the Retail Division in June, 1996. In this capacity she has been responsible for the overall supervision of the Ethan Allen - owned retail stores. Ms. McGill joined Ethan Allen in 1978, left Ethan Allen in 1988 to become Vice President of the Retail Division of Yield House, a furniture retailer, and subsequently rejoined Ethan Allen as Vice President in May 1989.

    EDWARD P. SCHADE, 54, serves as Vice President and Treasurer. Mr. Schade joined the Company in November 1989 and is responsible for treasury and investor relations activities. Prior to joining the Company, he was Vice President and Controller of Alexander & Alexander Services Inc., an insurance brokerage and risk management company which he joined in March 1989. Prior to March 1989, he was Vice President-Finance of Reichhold Chemicals, Inc., an intermediate chemical company, and had previously been Corporate Controller of that company, which he joined in May 1985.

    THOMAS SWANSTON, 63, joined the Company as Vice President-Business Development in July 1993. Mr. Swanston, who has over 30 years of experience in the home furnishings industry, is responsible for Ethan Allen's dealer relationships, store development and international marketing. Mr. Swanston operated his own managerial consulting firm prior to joining Ethan Allen and has held various management positions with home furnishings manufacturing companies including Ethan Allen, where he previously served as Vice President of Marketing from 1970 to 1975.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth, as of June 30, 1996, information with respect to beneficial ownership of the Common Stock on a fully-diluted basis in respect of (i) each person who is the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director and executive officer of the Company, and (iii) all officers and directors of the Company as a group. Information presented reflects their share ownership on a fully-diluted basis and assumes the outstanding Earn-In Warrants, Management Warrants, Incentive Options and options granted under the 1992 Stock Option Plan are exercised, whether or not currently vested, earned or exercisable.

             NAME AND ADDRESS OF                    AMOUNT AND NATURE OF       PERCENT
               BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
             -------------------                 --------------------------    --------
M. Farooq Kathwari............................            1,727,359(3)           11.41%
General Electric Capital Corporation..........            1,146,905               7.58%
Fidelity Management & Research Company........            1,014,000               6.70%
Chase Manhattan Bank..........................              857,095               5.66%
Clinton A. Clark (4)..........................               20,943               *
Steven A. Galef...............................                2,500
Kristin Gamble................................                9,100               *
Roxanne Khazarian.............................                4,000               *
Lenora W. Kirkley.............................                9,000               *
Horace G. McDonell............................               12,500               *
Barbara McGill (5)............................               24,076               *
Edward H. Meyer...............................               16,620               *
Edward P. Schade (5)..........................               16,416               *
William W. Sprague (5)........................                7,333               *
Thomas R. Swanston (5)........................                5,500               *
All officers and directors as a group.........            1,744,208              11.52%

                                                   (Footnotes on following page)

(Footnotes for preceding page)
- ------------

 * Less than one percent

(1) For purposes of the columns, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date that such person owned or has the right to acquire shares, irrespective of any conditions to such right.

(2) Includes shares of Common Stock which may be acquired through the exercise of Incentive Options, 1992 Options, Earned Warrants, Earned-In Warrants and Management Warrants. The persons who have such options and warrants and the number of shares which may be so acquired are as follows: Mr. Kathwari, 448,539; Mr. Clark, 20,943; Mr. Galef, 1,500; Ms. Gamble, 6,500; Ms.
    Khazarian, 4,000; Ms. Kirkley, 9,000; Mr. McDonell, 6,500; Ms. McGill, 23,396; Mr. Meyer, 16,620; Mr. Schade, 9,382; Mr. Sprague, 4,000; Mr.
    Swanston, 5,500; and all officers and directors as a group, 826,317.

(3) Includes (a) 639,617 shares owned by Mr. Kathwari (b) (i) 24,179 shares issued to managers, (ii) 87,343 shares issuable upon exercise of the Management Warrants issued to managers and (iii) 161,758 shares issuable upon exercise of Incentive Options issued to managers, (c) 30,367 shares issued to dealers and others subject to proxies granted to Mr. Kathwari pursuant to the Dealer Letter Agreements; (d) 206,881 shares of the Ethan Allen Retirement Plan which are also subject to proxies granted to Mr. Kathwari; (e) 70,489 shares issuable upon exercise of Earn-In Warrants transferred to the Ethan Allen Retirement Program, Mr. Kathwari, dealers and Managers; and (h) 506,725 shares issuable upon exercise of stock options granted under the Incentive Option and the 1992 Stock Option Plans, all of which are subject to proxies granted pursuant to the Management Letter Agreements.

(4) 20,943 of shares held by Mr. Clark are subject to the control of Mr.
    Kathwari.

(5) Shares subject to the control of Mr. Kathwari. See Footnote 3.

                                   PROPOSAL 2
                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to shareholder ratification, the Board of Directors has appointed KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending June 30, 1997. KPMG were the independent auditors for the Company for the fiscal year ended June 30, 1996. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1997, WHICH IS DESIGNATED AS PROPOSAL NO.2 ON THE ENCLOSED PROXY CARD.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, as to the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer, information concerning all cash compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years ended June 30, 1996, 1995 and 1994. For a description of the terms of employment agreements, option and restricted stock grants for the listed officers, see pages 9 through 12.

                                                                     LONG TERM
                             ANNUAL                             COMPENSATION AWARDS
                          COMPENSATION                ---------------------------------------
NAME AND PRINCIPAL       ---------------               RESTRICTED     SECURITIES UNDERLYING        ALL OTHER
  POSITION               YEAR    SALARY     BONUS     STOCK AWARDS   OPTIONS/WARRANTS GRANTED   COMPENSATION(1)
- -----------------------  ----   --------   --------   ------------   ------------------------   ---------------
M. Farooq Kathwari.....  1996   $475,000   $500,000      10,000               240,000               $17,793
Chairman of the Board    1995    450,000    248,811      10,000                60,000                 4,920
of Directors,            1994    400,000    450,000                            25,000                 9,818
President and Chief
Executive Officer
Barbara McGill.........  1996    157,885     40,000                             1,500                 4,202
Vice President and       1995    145,800     38,000                             1,500                 2,019
General Manager,         1994    120,000     40,000                             2,000                   881
Retail Division
Thomas Swanston........  1996    140,000     35,000                             1,500                 2,379
Vice President and       1995    140,000     27,000                                --                 1,605
General Manager          1994    118,000     30,000                             4,000                   200
Business Development
Lenora W. Kirkley......  1996    122,885     35,000                             1,500                 3,215
Vice President,          1995    111,850     30,000                             1,000                 1,902
Corporate                1994     99,900     30,000                             2,500                   199
Communications and
Advertising
Roxanne Khazarian......  1996    125,000     30,000          --                 2,000                 1,841
General Counsel and      1995    114,038     20,000                             2,000                    --
Secretary                1994     19,038                                           --                    --

- ------------

(1) Includes contributions by Ethan Allen of $200 each pursuant to Ethan Allen's 401(k) Savings Plan plus amounts accruing to each individual as a participant in the Company's Retirement Program.

(2) Ms. Khazarian joined the Company in April, 1994.

INCENTIVE STOCK OPTION GRANTS DURING FISCAL YEAR 1996

    The following table sets forth information concerning grants of incentive options to the named executive officers during the fiscal year ended June 30, 1996.

                                                                                        POTENTIAL
                                                                                         REALIZED
                                                                                          VALUE
                                                                                        AT ASSUMED
                                                                                          ANNUAL
                                                                                         RATES OF
                                                       INDIVIDUAL GRANTS (1)              STOCK
                                                -----------------------------------       PRICE
                                                % OF TOTAL                              APPRECIATION
                                     NUMBER      OPTIONS                                   FOR
                                   OF SHARES    AWARDED TO   EXERCISE                     OPTION
                                   UNDERLYING   EMPLOYEES     OR BASE                      TERM
SECURITIES                          OPTIONS     IN FISCAL    PRICE PER   EXPIRATION     ----------
AWARDED TO                          AWARDED        YEAR        SHARE      DATE(2)           5%          10%
- ---------------------------------  ----------   ----------   ---------   ----------     ----------   ----------
M. Farooq Kathwari...............    240,000       83.7%      $ 19.00      8/08/05      $2,514,057   $6,192,241
Barbara McGill...................      1,500        0.5%        19.00      8/08/05(2)       15,713       38,702
Thomas Swanston..................      1,500        0.5%        19.00      8/08/05(2)       15,713       38,702
Lenora W. Kirkley................      1,500        0.5%        19.00      8/08/05(2)       15,713       38,702
Roxanne Khazarian................      2,000        0.7%        19.00      8/08/05(2)       20,950       51,602

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) All stock options reported in this table were granted pursuant to the 1992 Stock Option Plan--see "Employee Stock Plans".

(2) Expires the earlier of August 8, 2005 or 90 days after the participants' employment with the Company is terminated for any reason.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/WARRANTS VALUE TABLE

    The following table sets forth information concerning the number of unexpired Incentive Options and Management Warrants outstanding as of the end of fiscal 1996, and the value of any unexercised in-the-money Incentive Options, 1992 Options, Earn-In Warrants and Management Warrants outstanding at such time (assuming a stock price of $24.75 per share at June 28, 1996), held by the named executive officers. In connection with an initial public offering and recapitalization in 1993 ("Recapitalization"). General Electric Capital Corporation and Smith Barney Inc. held 133,333 Exchange Note Warrants, subject to certain stock performance criteria. Such criteria were met as of May 6, 1994 and the 133,333 Exchange Note Warrants ("Earned Warrants") were transferred to the Company, which in turn allocated such warrants to Ethan Allen's managers and employees, subject to a three-year service vesting requirement.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING                 VALUE OF
                                                       UNEXERCISED INCENTIVE         UNEXERCISED IN-THE MONEY
                                                              OPTIONS              INCENTIVE OPTIONS, MANAGEMENT
                                                    MANAGEMENT WARRANTS, EARN-IN    WARRANTS, EARN-IN WARRANTS
                       SHARES ACQUIRED    VALUE      WARRANTS AT JUNE 30, 1996        AND 1992 STOCK OPTIONS
                         ON EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                       ---------------   --------   ----------------------------   -----------------------------
M. Farooq Kathwari
  Exercisable........       65,648       $731,930              144,611                      $ 1,858,330
  Unexercisable......           --             --              303,929                        1,720,300
Barbara McGill
  Exercisable........           --             --               19,772                          259,824
  Unexercisable......           --             --                3,625                           20,156
Thomas Swanston
  Exercisable........           --             --                2,000                           11,250
  Unexercisable......           --             --                3,500                           19,875
Lenora W. Kirkley
  Exercisable........        3,718         74,667                4,833                           35,844
  Unexercisable......           --             --                4,167                           25,094
Roxanne Khazarian
  Exercisable........           --             --                  500                            2,625
  Unexercisable......           --             --                3,500                           19,375

EMPLOYEE STOCK PLANS

    The Company has issued options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan and an Incentive Stock Option Plan and has issued warrants to purchase shares of Common Stock to certain key members of management. See note 11 to "Notes to Consolidated Financial Statements." The Company has registered shares of Common Stock issuable upon exercise of such options and warrants in the near future.

RETIREMENT AND 401(K) SAVINGS PLAN

    Ethan Allen has established the Ethan Allen Profit Sharing and 401(k) Employee Savings Plan (the "Retirement Plan"). The Retirement Plan was established effective July 1, 1994 as a result of the merger of separate Ethan Allen Profit Sharing and 401(k) Plans. The Retirement Plan covers all employees who have completed at least one year of service. The 401(k) aspect of the Retirement Plan allows participants to defer up to 15% of their compensation, subject to certain statutory limitations. The Company contributes $0.50 for each $1.00 of a participant's before tax contribution, up to a maximum of $400 annually. Ethan Allen offers several different investment options to the participants in the 401(k) aspect of the Retirement Plan. During fiscal year 1996 the Company made a contribution of $200 to the 401(k) aspect of the Retirement Plan for each of the above named executive officers.

    The profit-sharing portion of the Retirement Plan is a defined contribution plan for all full-time employees. Employees who have completed one year of service are eligible to participate in the profit-sharing portion of the Retirement Plan. Contributions to the plan can only be made by the Company and are at the discretion of the Company. Contributions are allocated among all members in the same ratio as their covered remuneration bears to that of all members. The Retirement Plan is the vehicle for providing retirement income to Ethan Allen employees.

    Prior to November 1, 1988, employees must have had fifteen years of service or be 55 years of age or older to be fully vested under the Retirement Plan. Vesting for participants under 55 years of age began at the end of the fifth year of service in the amount of 25% of the balance accrued. Thereafter, employees vested at 5% per year for the next five years and at 10% per year for the following five years. As of November 1, 1988, a new schedule was adopted by Ethan Allen wherein employees under the age of 55 vest annually in 20% increments starting upon their completing 1,000 hours of service during the third year of service and continuing until the end of the seventh year of service when they become fully vested. This change was made retroactive.

    The Retirement Plan is administered by Ethan Allen Inc. with Twentieth Century as Investment Managers and Recordkeeper. Investments offered include fixed income securities, common stock (including employer common stock) and are employee directed.

    As of June 30, 1996, the estimated net present aggregate value of contributions to the retirement programs for the above named executive officers were: M. Farooq Kathwari $167,515; Barbara McGill $16,145, Thomas Swanston $3,620, Lenora W. Kirkley $7,762, and Roxanne Khazarian $1,014.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is responsible for (i) reviewing and making determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer and (ii) considering and accepting, modifying or rejecting the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. The Compensation Committee met one time in fiscal 1996. The Compensation Committee reviews and approves the remuneration arrangements for the officers and directors of the Company, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and restricted stock awards. The members of the Compensation Committee are Mr. Edward H. Meyer, Ms. Kristin Gamble and Mr. Steven A. Galef.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

    The Compensation Committee's goals in establishing compensation levels and administering executive compensation plans are (1) to attract and retain high quality managerial and executive talent, (2) to reward executives for superior performance and (3) to structure appropriate incentives for executives to produce sustained superior performance in the future. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Generally, in formulating the compensation arrangements for executives other than the Chief Executive Officer, the Compensation Committee solicits recommendations from its Chief Executive Officer, which it considers, modifies and approves.

SALARY

    The Compensation Committee establishes base salaries at levels that reflect the Compensation Committee's subjective assessment of prevailing salary levels among the companies with which it believes the Company competes for executive talent, as well as companies in the Company's industry generally.

BONUSES

    For fiscal 1996, the Company's Compensation Committee observed a cash bonus program (the "Bonus Program") for managerial employees of the Company. The Bonus Program had two components: (i) an aggregate of $1,181,500 in cash to be distributed to managerial employees other than Mr. Kathwari in amounts recommended by Mr. Kathwari, and (ii) as to Mr.Kathwari an amount reflecting the achievement of budgeted EBITDA, with the concurrence of the Compensation Committee, but in no event to exceed a total equivalent to base salary unless a different amount is agreed upon by the Committee. In light of the Company's performance for fiscal year 1996, the Committee recommended and agreed to a bonus of $500,000.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

    Stock options granted at 100% of the stock's market value on the date of grant are currently the Company's sole long term compensation vehicle. The Compensation Committee believes that stock options align the interest of management with those of the Company's stockholders and provide appropriate incentives to motivate executives to provide increased returns for stockholders.

    In determining the size of individual option grants, and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is in turn a function of the levels of stockholder's dilution, the number of shares previously authorized by stockholders remaining available for grants of options and awards and the number of individuals to whom it wishes to award stock options and restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the options. Furthermore, the Compensation Committee considers the size of option grants awarded by those companies with which it believes the Company competes for executives, especially within the home furnishings industry. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants and restricted stock awards.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1996

    As of July 1, 1994, Mr. Kathwari and the Company entered into an employment agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, the Company has agreed to employ Mr. Kathwari as Chairman, Chief Executive Officer and President of the Company and Ethan Allen for a period of five years commencing July 1994. Mr. Kathwari will receive a base salary of $450,000 per year, subject to increase annually upon the review and recommendation of the Compensation Committee, with automatic annual cost-of-living increases.

    Under the Employment Agreement, Mr. Kathwari will also be entitled to an annual incentive bonus based on the Company's EBITDA (as defined in the employment agreement). For the first twelve month period of Mr. Kathwari's employment arrangement, if the Company's EBITDA is less than $53 million, he will receive no incentive bonus. If the Company's EBITDA equals $53 million, he will be paid an incentive bonus of $135,000. If the Company's EBITDA exceeds $53 million, his incentive bonus will increase proportionately up to an amount equivalent to his base salary, payable when EBITDA equals or exceeds $90 million; however, his incentive bonus will not exceed $450,000 for the first 12 month period. This incentive bonus and bonus ceiling arrangement will be subject to modification annually based upon the Company's EBITDA projections or upon agreement of the Compensation Committee and Mr. Kathwari.

    Under the Employment Agreement, Mr. Kathwari was to receive during the term thereof as of July 27, 1994, and each successive July 1 thereafter during the term of employment, ten-year stock options to acquire 60,000 shares at an exercise price equal to the then current market price, resulting in total stock options to Mr. Kathwari to acquire 300,000 shares of Common Stock during the full five year term of the Employment Agreement. Generally, one-third of each stock option was to vest each year following the grant. Pursuant to action of the Compensation Committee on August 8, 1995, that grant has been amended so that all remaining stock options were granted as of that date at an exercise price equal to the market price as of August 8, 1995. Generally, one seventh of the total grant of 300,000 options shall vest as of July 27, 1994 and each of the next six years. These options will be granted pursuant to the Company's 1992 Stock Option Plan. Mr. Kathwari will also receive during the term of his Employment Agreement 10,000 shares of "restricted" Common Stock each year as of July 1, up to 50,000 shares in total during the full five year term of the Employment Agreement. These shares of "restricted" stock are subject to being earned in accordance with a formula that measures the Company's total return to stockholders as compared to the total return to stockholders of companies included in The Standard & Poors 500 index.

    In the event Mr. Kathwari's employment with the Company is terminated by reason of death or disability, he (or his estate) will receive his base salary through the end of his term of employment plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari's employment is terminated by the Company without "cause" or by Mr. Kathwari "for good reason", he will receive the same payments set forth in the immediately preceding sentence, except that the amount of the bonus payment will be the bonus payments for two years up to $1 million calculated by reference to the highest bonus previously paid to him, and he will be entitled to the "restricted" Common Stock through the remainder of the full five year term of the Employment Agreement and stock options equal to the greater of the vested options or 150,000 options, exercisable within three years of termination. If Mr. Kathwari's employment is terminated by the company for "cause" or voluntarily by Mr. Kathwari, he will receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari will be reimbursed for certain excise and other taxes he is required to pay in respect of such payments. In fiscal 1996, Mr. Kathwari received $475,000 in base salary, which represented a $25,000 increase from the prior fiscal year and was consistent with the terms of the Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1996 of $500,000. The incentive bonus was paid pursuant to the terms of the Employment Agreement and the recommendation of the Compensation Committee as described in the paragraph entitled "Bonuses" above. In fiscal 1995, Mr. Kathwari received $450,000 in base salary, which represented a $50,000 increase from the prior fiscal year and was the increase required under the terms of the Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1995 of $248,811. The incentive bonus was paid pursuant to the terms of the Employment Agreement and calculated based on the formula set out in the paragraph entitled "Bonuses" above.

    Mr. Kathwari also received stock options to acquire 240,000 shares of Common Stock in fiscal 1996 and 60,000 shares of Common Stock in fiscal 1995.

    The employment agreement is effective through June 30, 1999. To assist in developing the terms of the Employment Agreement, the Compensation Committee retained an independent compensation consultant, and met with such consultant over a period of three months. In determining the level of compensation appropriate for Mr. Kathwari, the Compensation Committee reviewed employment contracts of chief executive officers in companies in the home furnishings industry of a size and complexity comparable to the Company. In addition, the Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in his employment agreement. As a result, the large part of Mr. Kathwari's potential compensation is in the form of incentive stock options, restricted stock awards, and a bonus based on the Company's performance.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 1993, 1994 and 1995 the Compensation Committee does not contemplate that there will be nondeductible compensation for the five Company positions in question. The Compensation Committee plans to review this matter for 1996 and take such action as is necessary to comply with statute and avoid nondeductible compensation payments.

                                          EDWARD H. MEYER
                                          KRISTIN GAMBLE

                                          STEVEN A. GALEF

                        COMPARATIVE COMPANY PERFORMANCE

    The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the Standard & Poor's 500 Index, and an industry index, the Peer Issuer Group Index, assuming $100 was invested on March 16, 1993.

                     COMPARISON OF CUMULATIVE TOTAL RETURN


$180


 160



 140

                                  [GRAPH]

 120



 100



  80



  60

     3/16/93     12/31/93     6/30/94     12/31/94     6/30/95     12/31/95     6/30/96

- ----[  ]---- Ethan Allen Interiors

                     ----[  ]---- Peer Issuer Group

                                    --[  ]-- Standard & Poor's 500 Index


          Ethan Allen         Peer Group           S&P 500


3-16-93     100                 100                 100

12-31-93    173.61              112.02              109.04

6-30-94     113.03               89.02              105.29

12-31-94    134.72               80.51              111.49

6-30-95      98.61               82.90              132.33

12-31-95    113.19               87.91              148.63

6-30-96     137.50              103.03              164.24


  ASSUMES $100 INVESTED ON MARCH 16, 1993 IN COMPANY COMMON STOCK, STANDARD & POOR'S 500 INDEX (1), AND PEER ISSUER GROUP INDEX (2), ASSUMES REINVESTMENT OF
                                   DIVIDENDS.

- ------------

(1) Standard & Poor's 500 Index.

(2) Peer Issuer Group which index includes Ameriwood Industries Corp., Bassett Furniture Industries, Inc., Bush Industries, Chormcraft Revington, Inc., DMI Furniture, Inc., Flexsteel Industries, Inc., Furniture Brands International, Haverty Furniture Companies, Inc., Heilig-Meyers Co., La-Z-Boy Chair Co., LADD Furniture Inc., Leggett & Platt Inc., Pier 1 Imports Inc. and Pulaski Furniture Corp.

The returns of each company have been weighted according each company's market capitalization.

                                   PROPOSAL 3
                    AMENDMENT TO THE 1992 STOCK OPTION PLAN

    The Company's Board of Directors has recommended, and at the meeting the stockholders will be asked to approve, an amendment to the Company's 1992 Stock Option Plan (the "Stock Option Plan") to increase by 600,000 the number of authorized shares reserved for use in connection with the Stock Option Plan. Approval of this action requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the election of directors.

    Section 5 of Stock Option Plan provides that shares of common stock, .01 par value, of the Company ("Common Stock") shall be available for awards under the Plan. To the extent provided by resolution of the Company's Board of Directors, such shares may be uncertificated. Subject to certain specified adjustments, the aggregate number of shares of Common stock currently available for awards under the Stock Option Plan shall be equal to 580,199. To date the number of options for shares of Common Stock awarded equals 509,925. An increase in the number of shares available for issuance under the Stock Option Plan is necessary therefore as almost all of the shares originally authorized for issuance have already been issued or are subject to outstanding options.

    The purpose of this amendment to the Stock Option Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of employees in the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

                                 OTHER MATTERS

PROXY SOLICITATION EXPENSE

    The expense of the proxy solicitation, will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Company, a professional proxy solicitation firm to provide customary solicitation services for a fee of $3,500 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

    Proposals of stockholders must be received in writing by the Secretary of the Company no later than 120 days in advance of the first anniversary of the date of the mailing of this proxy statement in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders.

    If a stockholder desires to submit a proposal for consideration at the 1997 Annual Meeting of Stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than July 10, 1997. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the Annual Meeting of

Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the Annual Meeting of Stockholders will not be considered.

OTHER BUSINESS

    The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-laws or the General Corporation Law of the State of Delaware.

                                          By order of the Board of Directors,





                                          ROXANNE KHAZARIAN
                                          Secretary

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
September 27, 1996

    Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1-3

For Withheld For All (Except Nominee(s) written below)

1. Election of Directors
   Nominees:  Steven A. Galef                For  Against  Abstain
                  M. Farooq Kathwani         / /    / /      / /
                  Horace G. McDonell         For  Against  Abstain
                                             / /    / /      / /


2. Proposal for ratification of KPMG Peat    For  Against  Abstain
   Marwick as Independent Auditors for the   / /    / /      / /
   1997 fiscal year.                         For  Against  Abstain
                                             / /    / /      / /


3. Proposal to approve amendment to the      For  Against  Abstain
1992 Stock Option Plan to increase by        / /    / /      / /
600,000 the authorized shares reserved       For  Against  Abstain
for use in connection with the Stock         / /    / /      / /
Option Plan



PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR SHARE CERTIFICATES.
WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
______________________________________Dated___________, 1996
               Signature
_____________________________________________ Dated___________, 1996
        Signature if Jointly Held

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                             PROXY
                                   ETHAN ALLEN INTERIORS INC.
                                       ETHAN ALLEN DRIVE
                                  DANBURY, CONNECTICUT 06811


               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                OF ETHAN ALLEN INTERIORS INC.

The undersigned hereby appoints the Chairman of the Board, President and Chief Executive Officer, M. Farooq Kathwari and Directors, Horace G. McDonell and Edward H. Meyer, of Ethan Allen Interiors Inc. (the "Company") and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of the Company held of record by the undersigned on September 20, 1996 at the annual meeting of shareholders to be held November 4, 1996 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1-3.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.


                    (Continued and to be signed on reverse side.)